Exhibit 10.3

MTS Systems Corporation
Executive Deferred Compensation Plan

Restated December 31, 2008
Amended by First Amendment October 1, 2013

CONFORMED COPY

Table of Contents

Section                                             Page

Section 8.    Funding and Rights to Benefits ...............................................................................…12

MTS SYSTEMS CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN (2005)
(Restated December 31, 2008)
(As Amended by the First Amendment dated October 1, 2013)
THIS INSTRUMENT, amending and restating the MTS Systems Corporation Executive Deferred Compensation Plan (2005), is adopted by MTS Systems Corporation, a corporation organized under the laws of the state of Minnesota (the “Company”), and shall be effective as of December 31, 2008.
RECITALS
WHEREAS, the Company established, effective January 1, 2005, the MTS Systems Corporation Executive Deferred Compensation Plan (2005) (the “Plan”), an unfunded and nonqualified supplemental executive retirement plan, to provide additional retirement income to select members of management and other highly compensated employees of the Company in addition to any benefits such employees may obtain under the Company’s qualified 401(k) plan;
WHEREAS, the Plan was established as a separate plan from the nonqualified supplemental executive retirement plan established by the Company effective as of December 19, 1994 entitled the “MTS Systems Corporation Executive Compensation Deferral Plan” (the “1994 Plan”);
WHEREAS, the Plan is intended to comply with the requirement of Code §409A, and the Company desires to amend and restate the Plan to comply with the final regulations promulgated under Code §409A;
NOW, THEREFORE, the MTS Systems Corporation Executive Deferred Compensation Plan (2005) is amended and restated in its entirety effective December 31, 2008 to read as follows:
1.Purpose of the Plan. The purpose of this Plan is to provide Participants with the ability to supplement the retirement benefits provided by the Qualified Plan of the Company in part by voluntarily deferring some of their annual compensation as set forth herein.
2.Definitions.
2.1    Account. “Account” is an appropriate bookkeeping account of record maintained by the Company for the sole purpose of measuring and determining the amounts, if any, to be paid to Participant pursuant to this Plan, and shall consist of Deferred Compensation, if any, Company Contributions, if any, and interest credited thereon and Deferred Stock Units and Dividend Equivalents credited thereon. Each Participant shall have a single Account, except that at the election of the Company, separate sub- accounts for Deferred Compensation, Company Contributions, Deferred Stock Units and Dividend Equivalents may be established.
2.2    Affiliate. “Affiliate” is an entity that would be considered with the Company a single employer under Code §414(b) and (c) and §1563(a), except that 50% shall be substituted for the 80% each place it appears in Code §414(b) and (c) and §1563(a).
2.3    Aggregated Plans. “Aggregated Plans” includes this Plan and any other like-type plan of the Company or any Affiliate in which a given Participant participates and as to which Treas. Reg. §1.409A-1(c)(2) requires the aggregation of all such nonqualified deferred compensation in applying Code §409A, but shall not include the 1994 Plan. Notwithstanding the foregoing: (a) the plan for a Participant is treated as a separate plan from the plan for any other Participant, even though such plans may be incorporated into a single written document such as this Plan and covering all Participants; (b) with respect to each Participant, Deferred Compensation, Company Contributions shall represent separate plans; and (c) two otherwise Aggregated Plans in which the Participant participates as an employee in one plan and as a director or independent contractor in the other are two separate plans.
2.4    Code. “Code” is the Internal Revenue Code of 1986, as amended.

2.5    Committee. “Committee” is the Human Resources Committee of the Board of Directors of the Company, or such other committee designated by the Board of Directors to administer this Plan.
2.6    Company. “Company” is MTS Systems Corporation, a corporation organized under the laws of the state of Minnesota, and any Affiliates.
2.7    Company Contributions. “Company Contributions” are amounts, if any, credited by the Company to the Account of a Participant under Section 4.2 and that are not subject to the election under Section 4.1.
2.8    Compensation. “Compensation” is any compensation paid to a Participant by the Company in any Plan Year, as would be reported on Form W-2, including any form of variable compensation and any amounts of compensation which would have been paid to the Participant in such year except that such Participant elected to defer such amounts under this Plan, any tax-qualified or non- tax qualified plan of deferred compensation maintained by the Company, but shall exclude any compensation recognized as a result of the exercise of a stock option and any taxable distribution from the Qualified Plan or any other non-tax qualified plan of deferred compensation maintained by the Company. For a non-employee member of the Board of Directors of the Company, Compensation” is the Director’s fees paid by the Company in cash and any award of equity which is eligible for deferral under the Plan.
2.9    Deferred Compensation. “Deferred Compensation” is a Participant’s Compensation that a Participant has elected to have treated as Deferred Compensation under Section 4.1 of this Plan, in addition to the Company contributions, if any, to the Plan. Except as otherwise specifically provided in the Plan, the term Deferred Compensation shall also mean Deferred Stock Units and Dividend Equivalents with respect to Deferred Stock Units.
2.10    Deferred Stock Units. “Deferred Stock Units” is the restricted stock units, performance stock and similar equity rights in the Company that a Participant elects, in accordance with the terms of this Plan, to defer. A Deferred Stock Unit shall represent the right to receive one share of common stock of the Company upon distribution. The date of the deferral of Deferred Stock Units shall be the date such equity rights would otherwise have been distributed to the Participant. Except as otherwise provided in this Plan, Deferred Stock Units shall remain subject to the provisions of the equity plan under which the equity rights constituting Deferred Stock Units were granted.
2.11    Dividend Equivalents. “Dividend Equivalents” is a bookkeeping account under the Plan to which amounts are credited on each Deferred Stock Unit then credited to a Participant’s Account equal to cash dividends paid with respect to one share of common stock of the Company. Dividend Equivalents shall be deemed credited at the end of each calendar quarter in which a cash dividend is paid on the common stock of the Company.
2.12    Measuring Investments. “Measuring Investments” is a hypothetical investment used for the purpose of measuring income, gains and losses to the Accounts of Participants (as if the Accounts had in fact been so invested); provided that such amounts reflect actual predetermined investments or notional amounts in accordance with Treas. Reg. §31.3121(v)(2)-1(d)(2).
2.13    Participant. “Participant” is any management or highly compensated employee or classification of such employees of the Company, selected from time to time to participate in this Plan as provided in Section 3.1 and any non-employee member of the Board of Directors of the Company.
2.14    Performance-Based Compensation. “Performance-Based Compensation” is that portion of the Participant’s Compensation, if any, where the amount of, or entitlement to, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, provided that the performance criteria are established not later than 90 days after commencement of the performance period and the outcome is substantially uncertain at the time. The Company will determine the status of Compensation as Performance-Based Compensation in accordance with Treas. Reg. §1.409A-1(e).
2.15    Plan. “Plan” is the MTS Systems Corporation Executive Deferred Compensation Plan (2005), as restated effective December 31, 2008.
2.16    Plan Administrator. “Plan Administrator” shall mean the Committee, or other person or committee designated by the Committee in accordance with Section 7.2.
2.17    Plan Year. “Plan Year” shall mean the calendar year, ending each December 31.
2.18    Qualified Plan. “Qualified Plan” is the MTS Retirement Savings Plan, effective as of October 1, 1966, as amended from time to time.
2.19    Separation from Service. “Separation from Service” shall mean the Participant’s termination of employment with the Company and its Affiliates whether on account of death, retirement, disability or otherwise. The Company will determine whether a Participant has incurred a Separation from Service based on the facts and circumstances and as described in Treas. Reg. §1.409A-1(h)(1)(ii). A Participant incurs a Separation from Service if the Company and the Participant reasonably anticipate, based on the facts and circumstances, the Participant will not perform any additional services after a certain date or that the level of bona fide services (whether performed as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Company) (“Average Prior Service”). A Participant is presumed to have incurred a Separation from Service if the Participant’s service level decreases to 20% or less than the Average Prior Service and is presumed to not have incurred a Separation from Service if the Participant’s service level continues at a rate which is 50% or more of the Average Prior Service. No presumption applies where the Participant’s service level is more than 20% and less than 50% of the Average Prior Service. A Participant does not incur a Separation from Service if the Participant is on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Company. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months, (12 months where a leave of absence is due to a condition that may constitute a disability unless the Company or the Participant terminate the leave sooner). In accordance with and subject to Treas. Reg. §1.409A-1(h)(4), if the Company sells its assets to an unrelated party purchaser where the Participants otherwise would incur a Separation from Service and where such Participants will provide services to the purchaser after the sale closing, the Company and the purchaser retain discretion no later than the asset sale closing date to specify in writing whether the Participants will incur a Separation from Service; provided however that all affected Participants shall be treated uniformly.
2.20    Specified Employee. “Specified Employee” is, if any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise on the Participant’s Separation from Service, a Participant who is a key employee as described in Code §416(i)(1)(A), disregarding paragraph (5) thereof. For purposes of determining key employees under Code §416(i)(1)(A), the definition of compensation shall be the same as defined in the Company’s Retirement Savings Plan, but excluding any compensation of a Participant whose location is not effectively connected with the conduct of a trade or business within the United States. If a Participant is a key employee at any time during the 12 months ending on each September 30, the Participant is a Specified Employee for the 12 month period commencing on the next January 1. Any such identification of a Specified Employee under this Plan shall apply to all nonqualified deferred compensation plans in which the Specified Employee participates. In the case of certain corporate transactions (a merger, acquisition or spin-off), or in the case of nonresident alien employees, the Employer will determine Specified Employees in accordance with Treas. Reg. §1.409A-1(i).

2.21    Valuation Date. “Valuation Date” is any date designated by the Committee on which the fair market value of the Accounts of Participants is determined. For purposes of determining the time of payment of any distribution from this Plan, Valuation Date shall mean the last day of each calendar month during the Plan Year.
3.Eligibility and Participation in the Plan.
3.1    Employee Eligibility. The Committee, in its sole discretion, will select the employees or classification of employees of the Company who shall be eligible to become Participants in the Plan, provided that each such employee would be a member of a select group of management or highly compensated employees, as determined under the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder. Any change in the employee status as a member of a classification eligible for the Plan (other than upon Separation from Service) shall be effective as of the first day of the next Plan Year. An employee who becomes eligible or who is selected to participate in the Plan during the Plan Year shall become a Participant on the first day of the next month following such selection and shall make an election in accordance with Section 4.1.
3.2    Director Eligibility. A non-employee member of the Board of Directors of the Company shall be eligible to participate in this Plan upon the director’s initial election as a member of the Board. A director who becomes eligible shall become a Participant on the first day of the next month following such election and shall make an election in accordance with Section 4.1. Unless otherwise determined by the Committee, only non-employee members of the Board of Directors shall be eligible to defer Deferred Stock Units under this Plan, and to receive Dividend Equivalents with respect to such Deferred Stock Units.
3.3    Termination of Eligibility and Participation. Each designated employee or classification of employees shall be eligible to contribute to this Plan and to receive any Company Contributions until such time as the Committee revokes such designation; provided, however, that the employee shall continue to be a Participant in this Plan to receive benefits until the Participant’s Account is fully paid. A non- employee director shall eligible to contribute to this Plan and to receive any Company Contributions until such time as the director incurs a Separation from Service; provided, however, that the director shall continue to be a Participant in this Plan and to receive the Participant’s Account until such time as the Participant’s Account is fully paid.
4.Deferred Compensation and Company Contributions.
4.1    Deferred Compensation Election. Each Participant may elect to defer and contribute any or all of the Participant’s Compensation for the Plan Year.
a.Each election (or deemed election) to defer an amount to the Participant’s Account as Deferred Compensation under this Section shall:
i)    be made upon forms furnished by the Company or by evidencing such election using an electronic or telephonic medium available to such individual and acceptable to the Company, at such time as the Company shall determine and shall conform to such other procedural and substantive rules as the Company shall establish;
ii)    except as provided in Section 6.2, be irrevocable after the first day of the Plan Year for which the deferral election is made; and
iii)    except as provided in subsection 4.1(b) and (c), be received by the Company prior to the first day of the Plan Year for which the deferral election is made.
b.With respect to an eligible employee or director who first becomes a Participant during the Plan Year, the Participant’s election to defer Compensation for that Plan Year must be received by the Company no later than 30 days after the date of the Participant’s initial eligibility, and, if so received, the deferral election shall be effective as of the first day of the month following such receipt, shall be irrevocable for the remainder of the Plan Year and shall only apply to Compensation earned following the effective date of the election. With respect to an election to defer a bonus earned over a specified period that does not constitute Performance-Based Compensation, only that portion of the bonus will be deferred based on a fraction, the numerator of which is the number of days remaining in the service period and the denominator of which is the total number of days in the service period.
c.With respect to Performance-Based Compensation, the Participant’s election to defer may be made no later than 6 months before the last day of the performance period to which the payment of Performance-Based Compensation relates.
d.The Participant may elect to defer a dollar amount or percentage of Compensation, which shall be applicable to all or any portion (such as base salary, variable compensation or commission) of the Participant’s Compensation earned during the Plan Year, as determined by the Committee; provided that the designation of the types of Compensation eligible for deferral shall be determined prior to the first day of the Plan Year and shall be irrevocable during such Plan Year.
e.The Participant shall also elect in writing on the form on which the deferral election is made, the form of payment as provided in Section 7.1, which election shall be irrevocable, except as provided in Sections 7.2.
f.A new election may be made for each subsequent Plan Year in accordance with the provisions of subsection 4.1(a); provided however, that in the absence of a timely election, the Participant’s written deferral election for the preceding Plan Year shall apply to the succeeding Plan Year.
4.2    Company Contribution. In addition to Deferred Compensation, the Company may, but shall not be obligated to, contribute to the Plan on behalf of one or more Participants. The amount of any Company Contribution may be based on all or any portion (salary, bonus or commissions) of a Participant’s Compensation, and may take into account contributions that the Company has made under the provisions of its Qualified Plan and/or as Deferred Compensation. Company Contributions shall not be subject to the election provided under Section 4.1, and need not be uniform for all Participants. The Company may, prior to the date the Participant has a legally binding right to such Company Contribution, designate the time and form of payment of such Company Contributions (including any income, gains or losses thereon) and in the absence of such designation, the time and form of payment in effect for the Participant’s Deferred Compensation for that Plan Year shall apply (or if no such election is in effect, in a lump sum in accordance with Section 6).
4.3    Vesting. Each Participant shall have a fully vested and nonforfeitable interest in his or her amounts of Deferred Compensation contributed to the Plan under Section 4.1. Company Contributions under Section 4.2 may be subject to a vesting schedule or other conditions, including but not limited to non-competition, as determined by the Committee, in its sole discretion, provided such restrictions are established at the time such contributions are first credited to the Participant’s Account.
5.Plan Accounts.
5.1    Establishment of Accounts. On the date that an amount of Deferred Compensation under Section 4.1 would otherwise be paid to the Participant, that amount shall be credited to an Account on behalf of the Participant on the books of the Company. As of the last day of the Plan Year, or such earlier date as the Committee determines, the amount of any Company Contribution under Section 4.2 shall be credited to the Participant’s Account. No Participant shall derive any rights or benefits in or to any assets of the Company solely from the establishment or maintenance of such Accounts on the books of the Company. The Account shall not constitute or be treated as an escrow or trust fund of any kind.
5.2    Designation of Measuring Investments. In the discretion of the Company and in accordance with procedures to be established by the Company, each Participant shall elect, as part of the initial enrollment process, and from time to time thereafter, one or more Measuring Investments that shall be used to determine the value of such Participant’s Account. If permitted by the Company, a Participant’s change in Measuring Investments shall designate:
a.one or more Measuring Investments for the current Account balance, and
b.one or more Measuring Investments for amounts that are credited to the Account in the future.
An effective change in Measuring Investments shall be effective as of the day after the Valuation Date coincident with or immediately following the date the election change is filed. A Participant’s change in Measuring Investments shall not be effective unless such election change complies with the procedures established by the Company. The Company may, in its sole discretion, add, discontinue or substitute a Measuring Investment. In the event the Company does not permit Participant election of Measuring Investments, each Participant’s Account shall be credited with interest at a rate of return based on a fixed income investment of 1-10 years maturity as determined in good faith by the Committee from time to time.
5.3    Adjustments of Accounts. As of each Valuation Date, the value of each Account shall be adjusted for credits, distributions and withholding subtractions under Section 11.3 during the valuation period and the value of each Account shall be adjusted for income, gains and losses during the valuation period as if the Account had in fact been invested in the Measuring Investments selected by the Participant during such period. Notwithstanding anything in Article 5 to the contrary, Deferred Stock Units shall not be adjusted as otherwise provided in Section 5.2. Deferred Stock Units shall be subject to adjustment in the event of certain corporate transactions, including any conversion resulting from a ‘change in control’ in accordance with the provisions of the equity plan under which the equity rights constituting Deferred Stock Units were granted; provided, however, that any rights resulting from such adjustment or conversion shall continue to be, to the greatest extent possible, deferred and distributable under the terms of this Plan and further provided that no distribution of or payment for Deferred Stock Units shall occur except to the extent provided under this Plan or as otherwise permitted under Section 409A of the Code and regulations and guidance promulgated thereunder. Dividend Equivalents credited to an Account shall be adjusted as provided in Section 5.2. The Committee shall establish additional rules for the adjustment of Participants’ Accounts as it deems necessary and appropriate. All such determinations shall be final and binding on all Participants. The Company shall provide to the Participant at least annually a written statement setting for current value of each Account and any changes to the Account.
6.Distributions from Accounts.
6.1    Separation from Service.
a.With respect to a Participant who is not a Specified Employee, unless earlier distributed as provided herein or except as permitted by Section 6.8, distribution of the Participant Account shall commence on the Valuation Date coincident with or immediately following the Participant's Separation from Service with the Company and shall be made as soon as practicable (but no later than the 90th day) after such Valuation Date in the form elected by the Participant in accordance with Section 4.1 or, if applicable, as designated by the Employer in accordance with Section 4.2.
b.With respect to a Participant who is a Specified Employee, unless earlier distributed as provided herein or except as permitted by Section 6.8, distribution of the Participant Account shall commence on the Valuation Date coincident with or immediately following the 181st day after the date of the Participant's Separation from Service with the Company and shall be made as soon as practicable (but no later than the 90th day) after such Valuation Date in the form elected by the Participant in accordance with Section 4.1 or, if applicable, as designated by the Employer in accordance with Section 4.2.

6.2    Unforeseeable Emergency.
a.If the Committee determines that the Participant has incurred an Unforeseeable Emergency, the Participant shall receive a distribution from the Participant’s Account as of the Valuation Date coincident with or immediately preceding the date of the approval of the Unforeseeable Emergency by the Committee, and shall be made in a single lump sum as soon as practicable (but no later than the 30th day) after such approval. To receive such a distribution, the Participant must file a written distribution request with the Committee, specifying the basis for the Unforeseeable Emergency and the amount requested, and shall furnish such supporting documentation of the request as the Committee may require. The amount of the payment based on Unforeseeable Emergency shall not exceed the amount that is reasonably necessary to satisfy the emergency, and shall include the amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the payment, or the value of the Participant’s Account, whichever is less. A distribution for an Unforeseeable Emergency shall not be made after the death of the Participant or after the occurrence of any distribution event.
b.“Unforeseeable Emergency” means:
i)    a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, a beneficiary or the Participant’s dependent (as defined in Code §152(a) but without regard to Code §152(b)(1), (b)(2) and (d)(1)(B));
ii)    loss of the Participant’s property due to casualty; or
iii)    other similar extraordinary and unforeseeable circumstances arising as a result of the events beyond the control of the Participant.
c.Whether a Participant is faced with an Unforeseeable Emergency that may permit a distribution to be made under Section 6.2 is to be determined based on the relevant facts and circumstances of each case and Treas. Reg. §1.409A-3(i)(3), but, in any case, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved:
i)    through reimbursement or compensation from insurance or otherwise;
ii)    by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or
iii)    by cessation of deferrals under the Plan.
The Company must take into account any additional compensation available upon the cessation of deferrals under the Plan, but may disregard amounts available as a hardship distribution or a loan from the Qualified Plan or as an unforeseeable emergency distribution under another nonqualified plan sponsored by the Company.
d.A Participant may cancel an existing and otherwise irrevocable election for that Plan Year at any time following the Participant’s receipt of a distribution for an Unforeseeable Emergency or of a distribution from the Company’s Qualified Plan based on a hardship within the meaning of Treas. Reg. §1.401(k)-1(d)(3).
e.Neither a Participant’s request nor failure to request a distribution upon an Unforeseeable Emergency or the Company’s acceptance or rejection of such a request shall be deemed a change in payment election under this Plan.

6.3    Disability.
a.If the Participant has incurred a Disability, payment of the Participant’s Account shall be made to the Participant’s beneficiary as of the Valuation Date coincident with or immediately following the Participant’s Separation from Service as a result of the Disability and shall be made in a single lump sum payment as soon as practicable (but no later than the 90th day) after such Valuation Date.
b.“Disability” is any medically determined physical or mental impairment that is expected to result in death or continue for at least 12 months and that renders the Participant unable to engage in any substantial gainful activity or for which the Participant receives at least three months of benefits under a Company-sponsored disability plan.
6.4    Death.
a.If the Participant dies, whether prior to the commencement of payment or after payments have begun, payment of the Participant’s Account (or any portion that remains unpaid) shall be made to the Participant’s beneficiary in a single lump sum payment as of the Valuation Date coincident with or immediately following the Participant’s death and shall be made as soon as practicable (but no later than the 90th day) after such Valuation Date.
b.Each Participant shall file with the Company, on form prescribed by the Company, a written designation of the person or persons to receive the Participant’s Account under this Plan. This right shall include the right to name and change primary and contingent beneficiaries, but any designation of beneficiaries shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. Prior to the death of the Participant, no spouse or surviving spouse of a Participant and no person designated to be a beneficiary shall have any rights or interest in the benefits credited under this Plan including, but not limited to, the right to be the sole beneficiary or to consent to the designation of beneficiaries (or the changing of designated beneficiaries) by the Participant. In the absence of such written designation or if the beneficiaries so named predeceased the Participant, the Participant’s beneficiary shall be the same person(s) designated as such under the terms of the Qualified Plan.
6.5    Change in Control.
a.In the event of a Change in Control of the Company, distribution of the Participant’s Account shall be made as of the Valuation Date coincident with or next following the Change in Control and shall be made in a lump sum payment as soon as practicable (but no later than the 90th day) after such Valuation Date.
b.“Change in Control” is a change in control as defined in the Company’s 2006 Stock Incentive Plan, as amended from time to time.
6.6    Fixed Date In-Service. In accordance with such reasonable administrative rules as may be established by the Committee, a Participant who is eligible to defer Deferred Stock Units may, at the time of the election to defer and in accordance with the requirements of Section 4.1, elect a distribution year (which in no event shall be earlier than the year following the year in which such amounts are first deferred) in which the Deferred Stock Units subject to the election, together with Dividend Equivalents attributable thereto, will be distributed, and distribution of such Deferred Stock Units and Dividend Equivalents attributable thereto shall be made in a lump sum on or as soon as practicable after April 1 of the year elected; provided, however, that a distribution shall be made or begin as otherwise provided in this Plan and the Participant’s election, if applicable, upon the earlier occurrence of a distribution event under Sections 6.1 to 6.5 or Section 6.7. The election of a fixed date shall not be subject to an election to redefer under Section 6.8. No other portion of a Participant’s Account shall be subject to an election or distribution under this Section 6.6.

6.7    Permissible Acceleration. Notwithstanding anything in this Article 6, the Committee, in its sole discretion and without any Participant discretion or election, operationally may elect to accelerate the time or schedule of payment from the Plan in any or all of the circumstances described in Treas. Reg. §§1.409A-3(j)(4)(ii) through (xiv); provided that the Committee must treat all similarly situated Participants on a reasonably equivalent basis. Such circumstances include, but are not limited to:
a.the mandatory lump-sum payment of the remaining balance in the Participant’s Accounts in the Plan and all Aggregated Plans, provided the payment amount does not exceed the applicable dollar amount under Code §402(g)(1)(B);
b.any required withholding of income or employment taxes with respect to any amounts in a Participant’s Account (whether or not distributable at the time) shall be distributed from the Participant’s Account at the time such withholding is required to be paid, and shall be applied to pay such required withholding; and
c.any payment pursuant to Section 8.5.
6.8    Subsequent Election to Defer.
a.A Participant may elect to further defer distribution of the Participant’s Account payable upon a Separation of Service if:
i)    the election to further defer is made at least twelve months prior to the date of the Participant’s Separation from Service; and
ii)    such Participant has not previously elected pursuant to this Section to defer distribution of the Participant’s Account.
No spouse, former spouse, designated beneficiary or other person shall have any right to participate in the Participant’s decision to further defer distribution of all or a portion of the Participant’s Account.
b.The Participant must elect that, except in the event of death, Disability or Unforeseeable Emergency, the Participant’s Account will distributed on either:
i)    the fifth anniversary of the date of the Participant’s Separation from Service; or
ii)    the first day of the month following the date the Participant attains age 60, provided such date is later than the fifth anniversary of Participant’s Separation from Service;
provided, however, that with respect to Deferred Stock Units and Dividend Equivalents allocated with respect to such Deferred Stock Units, distribution may be deferred only to the fifth anniversary of the date of the Participant’s Separation from Service.
c.An election to change the form of payment under Section 7.2 shall be considered a subsequent election to defer and shall comply with the provisions of this Section.
7.Form of Distribution.
7.1    Form. Upon a Participant’s Separation from Service, unless distributed earlier in accordance with the Plan, distribution of the Participant’s Account shall be made in one or more of the following forms designated by the Participant provided the election is made at the same time and subject to the conditions set forth in Section 4.1:

a.a single lump sum; or
b.a series of monthly installments over 60 months, provided, however, that installments shall be made quarterly if the aggregate amount of monthly payments per quarter would be less than $5,000.
If the Participant shall have failed to make a timely designation of the form of distribution or as otherwise provided in Section 6.7(a), the distribution shall be made in a single lump sum.
Deferred Stock Units shall be distributed by issuance of whole shares of common stock of the Company reserved for such issuance under one or more of the Company’s equity plans approved by the Board of Directors and the Company’s shareholders, subject to any other terms and conditions imposed upon such stock under the terms of such equity plan. Dividend Equivalents shall be distributed in cash. Notwithstanding anything in this Plan to the contrary, installment distribution of that portion of a Participant’s Account consisting of Deferred Stock Units and Dividend Equivalents shall be distributed in five annual installments in accordance with the following table (rounded to the nearest whole share):

Installment	% of Account Remaining
First	20%
Second	25%
Third	33.3%
Fourth	50%
Fifth	100%
7.2    Election to Change Form. An election to change the form of payment under Section 7.1 with respect to amounts previously credited to the Participant’s Accounts shall be considered a subsequent election to defer and shall comply with the provisions of Section 6.8. For purposes of Section 6.8 and the requirements of Treas. Reg. §1.409A-2(b), a series of monthly installments shall be treated as a single payment.
7.3    Incompetency. Every person receiving or claiming benefits under this Plan shall be conclusively presumed to be mentally competent until the date on which the Plan Administrator receives a written notice in a form and manner acceptable to the Plan Administrator that such person is incompetent and that a guardian, conservator or other person legally vested with the care of his estate has been appointed. In such event, the Plan Administrator may direct payments of benefits to such guardian, conservator or other person legally vested with the care of his estate and any such payments so made shall be a complete discharge of the Company and the Plan Administrator to the extent so made.
8.Funding and Rights to Benefits.
8.1    Unsecured Creditors. The rights of Participants and the beneficiaries to benefits from this Plan are solely as unsecured creditors of the Company. Benefits payable under this Plan shall be payable from the general assets of the Company, and there shall be no fund or other assets securing the payment of such benefits. In its discretion, the Company may purchase or set aside assets to provide for the payment of benefits hereunder but such assets shall in all cases remain assets of the Company. No Participant or former Participant shall have any legal or equitable right or interest in any Account or in any funds set aside by the Company or in any assets in which the Company may invest, from time to time, to fund this Plan.
8.2    Insurance. The Company may, but is not required to, obtain insurance in connection with its obligations under this Plan. The Company shall be the owner and beneficiary of the proceeds of such insurance contract. The Participant, as a condition of participation under this Plan, shall cooperate with the Company and shall execute any documents reasonably requested by the Company to obtain any such insurance.
8.3    Trust. The Company may establish a grantor trust or other similar arrangement to fund this Plan, provided that no such arrangement shall be established which results in the Participant having any rights other than those of a general unsecured creditor of the Company.
8.4    Assignment and Levy. The Plan is for the benefit and protection of Participants and their beneficiaries and the rights, privileges and except as provided in Section 8.5 benefits herein conferred shall not, to the extent permitted by law, be subject to alienation, assignment, pledge, levy, attachment, garnishment or other legal process or in any manner anticipated, encumbered, committed, withdrawn or surrendered, and neither shall the same be subject or liable in any way for debts, contracts, or agreements or other claims of creditors of such Participants or their beneficiaries whether such claims are now contracted or which may hereafter be contracted or incurred.
8.5    Domestic Relations Orders. The Plan Administrator may permit the assignment of the interest of a Participant in the Plan to a Participant’s former spouse as part of a judgment decree or order, including approval of a property settlement agreement, that relates to provision of alimony payments, or marital property rights to a former spouse, made pursuant to state domestic relations law (including a state community property law) and that creates a former spouse’s right to all or a portion of the Participant’s Account under the Plan. Such payments shall not impair the rights of any former spouse under any such order previously accepted by the Plan with respect to the Participant’s Account. Payment of benefits may be made in a single lump sum as of a date specified in the order. To the extent feasible, the rules and procedures for the determination of an order under this Plan shall be consistent with the procedures for a qualified domestic relations order under the Qualified Plan.
9.Administration and Claims.
9.1    Administration. The Plan shall be administered by the Committee; provided, however, that the Committee may delegate any and all of its powers and authority to a person or committee appointed by the Company, subject to its review, and in that case, all references in the Plan to the Committee shall instead mean such person or other committee. The Committee shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan. A majority of the Committee shall constitute a quorum. Actions of the Committee shall be by a majority of persons constituting a quorum and eligible to vote on an issue. Meetings may be held in person or by telephone. Action by the Committee may be taken in writing without a meeting provided all disinterested members of the Committee execute such action. To the extent it is feasible to do so, determinations, rules and regulations of the Committee under this Plan shall be consistent with similar determinations, rules and regulations of the Qualified Plan. All determinations of the Committee shall be final and binding on all parties, subject only to the review of the Board of Directors of the Company.
9.2    Named Fiduciary and Plan Administrator. The Company is designated as the Named Fiduciary and the Plan Administrator of the Plan. The Chief Financial Officer of the Company is authorized to perform general administrative functions under the Plan on behalf of the Plan Administrator. Personnel acting within the scope of their employment on behalf of the Company in the performance its duties on behalf of the Named Fiduciary and the Plan Administrator under this Plan shall not become or be deemed to be fiduciaries in their individual capacity.
9.3    Claims Procedure and Review. A Participant or beneficiary (the “claimant”) may make a claim for Plan benefits within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the President of the Company, on behalf of the Plan Administrator. The claim shall be determined by the Plan Administrator within a reasonable time after the receipt of the written claim. Notice of the Plan Administrator’s decision shall be communicated to the claimant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for the Plan Administrator to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.

9.4    Appeal. The claimant or his or her duly authorized representative may, within 90 days after receiving such written notice, request the Committee to review the Plan Administrator’s decision. The Committee shall afford the claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing within 60 days after receipt of request for review. The review proceeding shall be conducted in accordance with the rules and regulations adopted from time to time by the Committee, which, to the extent feasible, shall be consistent with the rules and regulations for the Qualified Plans.
9.5    Indemnification. The Company shall indemnify and hold harmless each member of the Committee and any other employee or officer acting on behalf of the Company against any and all claims, loss, damages, expenses (including reasonable attorneys’ fees), and liability (including any amounts paid in settlement) as a result of the administration of the Plan or the exercise of discretion or from any other action or failure to act hereunder, except when the same is judicially determined to be due to gross negligence or willful misconduct of such person. Notwithstanding the foregoing, the Company does not assure or guarantee the tax consequences of benefits provided hereunder or other matters beyond its control.
10.Amendment and Termination.
10.1    Amendments.
a.The Company reserves the right to amend or modify, in whole or in part, any or all of the provisions of this Plan at any time by a written instrument approved by the Committee; provided, however, that, except as provided in subsection (b), no amendment or modification shall be made which will deprive any Participant or any Participant’s beneficiary of any vested benefits to which he or she is entitled under the Plan.
b.Notwithstanding the foregoing, the Company reserves the right to amend or modify, in whole or in part, any or all of the provisions of this Plan at any time by written instrument approved by the Committee to the extent the Committee determines in its sole discretion, to comply with the Code §409A, and regulations and other guidance promulgated thereunder, provided that such amendment will not result in taxation to any Participant under Code §409A. As a condition to receiving benefits under this Plan, each Participant is deemed to consent to any such amendment or modification, without further action, including any reduction in any benefits otherwise considered accrued and vested prior to the effective date of such amendment or modification.
10.2    Termination. Continuation of the Plan is not assumed as a contractual obligation of the Company and the right is reserved by the Company, by written instrument approved by the Committee, to at any time reduce, suspend or discontinue the Plan, provided no such reduction, suspension or discontinuance shall deprive any Participant or beneficiary of any benefits that become vested under the Plan. The Company, by written instrument approved by the Committee, may terminate the Plan and distribute all of the Accounts of the Plan under the following circumstances:
a.within 12 months following a dissolution taxable under Code §331 or with approval of a bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Plan Accounts are paid to the Participants and are included in the Participants’ gross income in the latest of (or, if earlier, the taxable year in which the amount is actually or constructively received):
i)    the calendar year in which the plan termination and liquidation occurs; or
ii)    the first calendar year in which the payment is administratively practicable.
b.by irrevocable action taken within the 30 days preceding or the 12 months following a Change in Control, provided the Company distributes all Plan Accounts (and must distribute the accounts under any Aggregated Plans which plan the Company also must terminate and liquidate as to each Participant who has experienced the Change in Control) within 12 months following the date of Company’s irrevocable action to terminate and liquidate the Plan and Aggregated Plans. Where the Change in Control results from an asset purchase transaction, the entity that is primarily liable after the transaction to pay the Participants’ Accounts shall exercise the discretion to terminate the Plan and distribute the Accounts.
c.for any other reason in the Company’s discretion provided that:
i)    the termination and liquidation does not occur proximate to a downturn in the Company’s financial health;
ii)    the Company also terminates all Aggregated Plans in which any Participant also is a participant;
iii)    the Plan makes no payments in the 12 months following the date of the Company’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would have made irrespective of Plan termination;
iv)    the Plan makes all payments within 24 months following the date of the Company’s irrevocable action to terminate and liquidate the Plan; and
v)    the Company within 3 years following the date of the Company’s irrevocable action to terminate and liquidate the Plan does not adopt a new plan covering any Participant that would be an Aggregated Plan.
11.General Provisions.
11.1    Participant’s Rights. The establishment of this Plan shall not create any legal or equitable right against the Company unless such right is specifically provided for in this Plan. Furthermore, nothing in this Plan shall be construed as giving a Participant the right to be retained in the employment of the Company, and a Participant shall remain subject to discharge at any time to the same extent as if this Plan had not been adopted.
11.2    Notices. Notices required by this Plan to be given to the Company or a Participant shall be in writing and shall be considered to have been duly given or served if personally delivered, or sent by first class, certified or registered mail.
11.3    Tax Withholding. The Company shall, at the time required for such payment, deduct from the Participant’s Account and remit to the Company or the proper governmental authorities an amount sufficient to satisfy federal, state, and local tax withholding requirements with respect to amounts credited to the Participant’s Account or distributed to the Participant, as the case may be.
11.4    Effect on Other Plans. This Plan shall supplement and not supersede, modify or amend any other plan or program sponsored by the Company, including but not limited to, the Qualified Plan and the 1994 Plan.
11.5    Release. Any payment to or for the benefit of any Participant or designated beneficiaries in accordance with the provisions hereof shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Company.
11.6    Severability. The invalidity or partial invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect.
11.7    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.8    Governing Law. The laws of the State of Minnesota shall govern construction and administration of this Plan, except to the extent preempted by federal law.
Upon approval of this Amendment by the Board of Directors, the Plan shall be conformed to reflect the changes made by this Amendment.
Except as amended above, the Plan shall remain in full force and effect.

***

IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute this Amendment effective as of the day and date written above.

MTS SYSTEMS CORPORATION
By:
Its